Exhibit 99.1

Longeveron® Announces Third Quarter 2024 Financial Results and Provides Business Update

●	Phase 2b clinical trial (ELPIS II) evaluating Lomecel-BTM in rare pediatric disease HLHS has achieved more than 80% enrollment

●	Positive Type C meeting with U.S. FDA confirmed ELPIS II is pivotal and, if positive, acceptable for Biological License Application (BLA) submission for full traditional approval

●	Positive data from the Phase 2a clinical trial (CLEAR MIND) evaluating Lomecel-BTM in Alzheimer’s disease presented in Featured Research Oral Presentation at Alzheimer’s Association International Conference® (AAIC)

●	Total Revenue for the first nine months of 2024 increased 177% year-over-year to $1.8 million, primarily due to the successful initiation of contract manufacturing services and increased participant demand for the Bahamas Registry Trial

●	Focused expenditure management reduced first nine months Total Operating Expenhses 14% year-over-year while maintaining investments in advancing the clinical pipeline

●	Current cash and cash equivalents are expected to be sufficient to fund Company through the fourth quarter of 2025 based on the current operating budget and cash flow forecast

●	Company to host conference call and webcast today at 4:30 p.m. ET

MIAMI, November 12, 2024 -- Longeveron Inc. (NASDAQ: LGVN), a clinical stage regenerative medicine biotechnology company developing cellular therapies for life-threatening and chronic aging-related conditions, today reported financial results for the quarter ended September 30, 2024 and provided a business update.

“In the third quarter, we continued to advance the development of our investigational cellular therapy candidate, Lomecel-BTM, as a potential treatment for both Hypoplastic Left Heart Syndrome (HLHS) and mild Alzheimer’s disease,” said Wa’el Hashad, Chief Executive Officer of Longeveron. “The ELPIS II clinical trial in HLHS is a key priority and we are delighted to have achieved more than 80% enrollment. Our recent positive Type C meeting with the FDA confirmed ELPIS II is pivotal and, if positive, acceptable for Biological License Application (BLA) submission for full traditional approval. Similarly, we are excited by the strength of the CLEAR MIND Phase 2a clinical data in mild Alzheimer’s disease and the interest it is garnering with the data selected as a featured research oral presentation at the 2024 Alzheimer’s Association International Conference (AAIC) in July, and additional data selected for Late Breaking poster presentation at the Clinical Trials on Alzheimer’s Disease Conference (CTAD24). We believe stem cell therapy has the potential to become a mainstream treatment for many conditions with significant unmet medical needs and that Longeveron is well positioned to be a leader in stem cell research and potential commercialization.”

Development Programs Update

Longeveron’s investigational therapeutic candidate is Lomecel-BTM, a proprietary, scalable, allogeneic cellular therapy being evaluated in multiple indications.

Hypoplastic Left Heart Syndrome (HLHS) – a rare pediatric congenital heart birth defect in which the left ventricle (one of the pumping chambers of the heart) is either severely underdeveloped or missing.

●	Phase 2b clinical trial (ELPIS II) evaluating Lomecel-BTM as a potential adjunct therapy for HLHS currently enrolling 38 pediatric patients at twelve premiere infant and children’s treatment institutions across the country. Enrollment completion currently targeted for end of year, however, given their smaller populations, clinical trial timing for rare diseases is difficult to predict and enrollment completion may occur in the first quarter of 2025.

●	Recent positive Type C meeting with the U.S. Food and Drug Administration (FDA) confirmed ELPIS II is pivotal and, if positive, acceptable for Biological License Application (BLA) submission for full traditional approval, and alignment on ELPIS II primary and secondary endpoints.

●	ELPIS II is being conducted in collaboration with the National Heart, Lung, and Blood Institute (NHLBI) through grants from the National Institutes of Health (NIH).

●	ELPIS II builds on the positive clinical results of ELPIS I, in which children in the trial experienced 100% transplant-free survival up to five years of age after receiving Lomecel-BTM compared to approximate 20% mortality rate observed from historical control data.

●	ELPIS I five-year post-treatment long-term survival data presented at the Congenital Heart Surgeons’ Society (CHSS) 51st Annual Meeting:

○	Five-year post-Glenn procedure Kaplan-Meier survival was 100% in patients treated with Lomecel-BTM in ELPIS I with none requiring heart transplant. This compared to 83% survival in the Single Ventricle Reconstruction (SVR) trial through 5 years post-Glenn surgery, and a 5.2% heart transplantation rate.

○	No Major Adverse Cardiovascular Events (MACE) were reported during the study.

○	No Lomecel-BTM related safety issues were reported.

○	These findings support the use of Lomecel-BTM as a potential adjunct to HLHS reconstruction surgery to improve transplant-free survival.

●	The FDA has granted Lomecel-BTM Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation for the treatment of HLHS

Alzheimer’s disease (AD) – a neurodegenerative disorder that leads to progressive memory loss and death and currently has very limited therapeutic options.

●	Full results from the Phase 2a clinical trial (CLEAR MIND), which support the therapeutic potential of Lomecel-BTM in the treatment of mild Alzheimer’s disease and provided evidence-based support for further clinical development, were presented in a featured research oral presentation at the 2024 Alzheimer’s Association International Conference (AAIC).

●	The FDA has granted Lomecel-B™ both Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation for the treatment of mild Alzheimer’s disease.

●	Lomecel-BTM data in Alzheimer’s disease presented in Late Breaking poster presentation at the Clinical Trials on Alzheimer’s Disease Conference (CTAD24).

○	Lomecel-BTM capacity to inhibit MMP14 correlates with improved clinical and biomarker outcomes in mild Alzheimer’s disease.

○	Findings offer potential mechanistic and clinical insights in the development of cellular-based therapy for Alzheimer’s disease.

●	The Company anticipates meeting with the FDA in the first quarter of 2025 to review future clinical and regulatory strategy

Year to Date 2024 Summary Financial Results

●	Revenues: Revenues for the nine months ended September 30, 2024 and 2023 were $1.8 million and $0.6 million, respectively. This represents an increase of $1.1 million, or 177%, in 2024 compared to 2023, primarily driven by increased participant demand for our investigational Frailty and Cognitive Impairment registry trial in the Bahamas (the “Bahamas Registry Trial”) and increased contract manufacturing revenue. Clinical trial revenue, derived from the Bahamas Registry Trial, for the nine months ended September 30, 2024 and 2023 was $1.0 million and $0.6 million, respectively. This increase of $0.4 million, or 67% for the nine months ended September 30, 2024 was due to higher participant demand. Contract manufacturing revenue for the nine months ended September 30, 2024 was $0.8 million, generated from our manufacturing services contract.

●	Cost of Revenues and Gross Profit: Cost of revenues was $0.4 million for the nine months ended September 30, 2024 and 2023. This resulted in a Gross Profit of approximately $1.3 million for the nine months ended September 30, 2024, an increase of $1.1 million, or 506%, compared to a gross profit of $0.2 million in 2023.

●	General and Administrative Expenses: General and administrative expenses for the nine months ended September 30, 2024 decreased to approximately $7.4 million, compared to $8.9 million for the same period in 2023. This decrease of approximately $1.5 million, or 16%, was primarily due to lower personnel expenses as a result of reduced severance, legal and other administrative expenses, partially offset by higher stock compensation costs in 2024.

●	Research and Development Expenses: Research and development expenses for the nine months ended September 30, 2024 decreased to approximately $6.1 million, from approximately $6.9 million for the same period in 2023. This decrease of $0.8 million, or 11%, was primarily driven by a reduction of $1.8 million in expenses related to the completed CLEAR MIND Alzheimer’s disease clinical trial, reduced costs for the Aging-related Frailty clinical trial following our decision to discontinue trial activities in Japan, and a $0.4 million decrease in supply costs. These reductions were partially offset by $1.1 million in higher compensation and benefit costs and a $0.2 million increase in equity-based compensation expenses allocated to research and development.

●	Other Income, net: Other income for the nine months ended September 30, 2024 was $0.3 million, primarily consisting of interest earned on money market funds and marketable securities. Other income for the same period in 2023 was $0.2 million, primarily due to gains from marketable securities.

●	Net Loss: Net loss decreased to approximately $11.9 million for the nine months ended September 30, 2024, from $15.3 million for the same period in 2023. This decrease of $3.5 million, or 23%, was due to the factors outlined above.

●	Cash and cash equivalents as of September 30, 2024 were $22.8 million. Capital raises from a registered direct offering and warrant exercises in July 2024 as well as an inducement transaction in September 2024, resulted in gross proceeds of $15.4 million. The Company currently believes its existing cash and cash equivalents will enable it to fund its operating expenses and capital expenditure requirements through the fourth quarter of 2025 based on our current operating budget and cash flow forecast. However, as a result of its positive Type C meeting with the FDA in August 2024 with respect to the HLHS regulatory pathway, the Company has started to ramp up BLA enabling activities as it currently anticipates a potential filing with the FDA in 2026 if the current ELPIS II trial is successful. To the extent that our operating expenses and capital expenditure requirements accelerate in calendar 2025 as a result of these activities, including CMC (Chemistry, Manufacturing, and Controls) and manufacturing readiness, there will be a need to increase our current proposed spend and further increase our capital investments. The Company intends to seek additional financing/capital raises/non-dilutive funding options to support these activities, and current cash projections may be impacted by these ramped up activities and any financing transactions entered into.

Conference Call and Webcast

The Company will host a conference call and webcast today at 4:30 p.m. ET.

Conference Call Number:	1.877.407.0789

Conference ID:	13749428

Call meTM Feature:	Click Here

Webcast:	Click Here

An archived replay of the webcast will be available on the “Events & Presentations” section of the Company’s website following the conference.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-BTM, an allogeneic medicinal signaling cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Lomecel-BTM has multiple potential mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently pursuing three pipeline indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s disease, and Aging-related Frailty. Lomecel-BTM development programs have received five distinct and important FDA designations: for the HLHS program - Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation; and, for the AD program - Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation. For more information, visit www.longeveron.com or follow Longeveron on LinkedIn, X, and Instagram.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future operations, performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects and include, but are not limited to, the anticipated use of proceeds from recent offerings. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, market and other conditions, our limited operating history and lack of products approved for commercial sale; adverse global conditions, including macroeconomic uncertainty; inability to raise additional capital necessary to continue as a going concern; our history of losses and inability to achieve profitability going forward; the absence of FDA-approved allogenic, cell-based therapies for Aging-related Frailty, Alzheimer’s disease, or other aging-related conditions, or for HLHS or other cardiac-related indications; ethical and other concerns surrounding the use of stem cell therapy or human tissue; our exposure to product liability claims arising from the use of our product candidates or future products in individuals, for which we may not be able to obtain adequate product liability insurance; the adequacy of our trade secret and patent position to protect our product candidates and their uses: others could compete against us more directly, which could harm our business and have a material adverse effect on our business, financial condition, and results of operations; if certain license agreements are terminated, our ability to continue clinical trials and commercially market products could be adversely affected; the inability to protect the confidentiality of our proprietary information, trade secrets, and know-how; third-party claims of intellectual property infringement may prevent or delay our product development efforts; intellectual property rights do not necessarily address all potential threats to our competitive advantage; the inability to successfully develop and commercialize our product candidates and obtain the necessary regulatory approvals; we cannot market and sell our product candidates in the U.S. or in other countries if we fail to obtain the necessary regulatory approvals; final marketing approval of our product candidates by the FDA or other regulatory authorities for commercial use may be delayed, limited, or denied, any of which could adversely affect our ability to generate operating revenues; we may not be able to secure and maintain research institutions to conduct our clinical trials; ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations; if we receive regulatory approval of Lomecel-B™ or any of our other product candidates, we will be subject to ongoing regulatory requirements and continued regulatory review, which may result in significant additional expense; being subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our therapeutic candidates; reliance on third parties to conduct certain aspects of our preclinical studies and clinical trials; interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data; the volatility of the price of our Class A common stock; provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our Class A common stock; we have never commercialized a product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators; and in order to successfully implement our plans and strategies, we will need to grow our organization, and we may experience difficulties in managing this growth. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 27, 2024, as amended by the Annual Report on Form 10-K/A filed March 11, 2024, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor and Media Contact:

Derek Cole
Investor Relations Advisory Solutions
derek.cole@iradvisory.com

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Longeveron Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,778	$4,949
Marketable securities	–	412
Prepaid expenses and other current assets	609	376
Accounts and grants receivable	380	111
Total current assets	23,767	5,848
Property and equipment, net	2,622	2,529
Intangible assets, net	2,347	2,287
Operating lease asset	970	1,221
Other assets	203	193
Total assets	$29,909	$12,078
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$887	$638
Accrued expenses	1,479	2,152
Current portion of lease liability	616	593
Deferred revenue	118	506
Total current liabilities	3,100	3,889
Long-term liabilities:
Lease liability	983	1,448
Other liabilities	199	–
Total long-term liabilities	1,182	1,448
Total liabilities	4,282	5,337
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2024, and December 31, 2023	–	–
Class A common stock, $0.001 par value per share, 84,295,000 shares authorized, 13,352,770 shares issued and outstanding at September 30, 2024; 1,025,183 issued and outstanding at December 31, 2023	13	1
Class B common stock, $0.001 par value per share, 15,705,000 shares authorized, 1,484,005 shares issued and outstanding at September 30, 2024; 1,485,560 issued and outstanding at December 31, 2023	1	1
Additional paid-in capital	131,139	91,823
Stock subscription receivable	–	(100)
Accumulated deficit	(105,525)	(84,984)
Accumulated other comprehensive loss	(1)	–
Total stockholders’ equity	25,627	6,741
Total liabilities and stockholders’ equity	$29,909	$12,078

See accompanying notes to unaudited condensed financial statements.

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues
Clinical trial revenue	$210	$150	$1,012	$605
Contract manufacturing revenue	563	-	777	-
Grant revenue	-	-	-	41
Total revenues	773	150	1,789	646
Cost of revenues	91	96	435	423
Gross profit	682	54	1,354	223

Operating expenses
General and administrative	3,125	3,372	7,447	8,902
Research and development	2,206	1,843	6,148	6,910
Total operating expenses	5,331	5,215	13,595	15,812
Loss from operations	(4,649)	(5,161)	(12,241)	(15,589)
Other income
Other income, net	230	55	349	204
Total other income, net	230	55	349	204
Net loss	$(4,419)	$(5,106)	$(11,892)	$(15,385)
Deemed dividend – warrant inducement offers	(149)	(798)	(8,650)	(798)
Net loss attributable to common stockholders	$(4,568)	$(5,904)	$(20,542)	$(16,183)
Basic and diluted net loss per share	$(0.34)	$(2.79)	$(2.71)	$(7.29)
Basic and diluted weighted average common shares outstanding	13,627,793	2,117,877	7,572,601	2,110,646

See accompanying notes to unaudited condensed financial statements.